May 30, 2025

Private and Confidential

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C 20549

Dear Sirs/Madams:

Re: Destiny Media Technologies Inc.

We have read the "Change in Registrant's Certifying Accountant" section of Destiny Media Technologies Inc.'s Form 8-K dated May 30, 2025 and we agree with the statements made therein.

Yours truly,

Smythe LLP

Chartered Professional Accountants